SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2005

Pharmaceutical Formulations, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer Identification No.)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 732-985-7100

N.A.
(Former Name or Former Address, if Changed Since Last Report)

|__|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|__|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

|__|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

|__|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

          On March 18, 2005, Michael Zeher submitted his resignation to the Company as President and Chief Operating Officer and as a member of the Company's board of directors. Dr. James Ingram, Chairman and Chief Executive Officer of the Company, assumed Mr. Zeher's responsibilities.

ITEM 7.01	Regulation FD Disclosure

          The following press release regarding changes in personnel and other matters was released by the Company on March 18, 2005:

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES THE RESIGNATION OF ITS PRESIDENT AND COO

           Edison, New Jersey- March 18, 2005 - Pharmaceutical Formulations, Inc. (OTC Bulletin Board: PHFR) ("PFI" or the "Company") announced today that its President and Chief Operating Officer, Mr. Michael Zeher, has submitted his resignation to the Company, in order to pursue other interests. Mr. Zeher has also resigned as a member of the Company's board of directors. Dr. James Ingram, Chairman and Chief Executive Officer of the Company, will assume Mr. Zeher's responsibilities, effective immediately.

          "We appreciate Mike's contributions to PFI during his tenure as President," said Dr. Ingram. "We wish him well in his future endeavors."

          Dr. Ingram's immediate focus will be the implementation of several cost reduction initiatives, including personnel reductions and warehouse relocation. PFI has also entered into an agreement with Step 3 Consulting, with the objective of improving manufacturing productivity, reducing costs and improving sales margin. This program is ongoing.

          An aggressive cost reduction program is necessitated by the very soft sales environment that PFI currently shares with its competitors. Sales have been adversely affected by the very mild cough/cold season, and the recent negative publicity relating to some of PFI’s major products, including naproxen sodium and pseudoephedrine.

          The Company relies very heavily on the support of ICC Industries Inc., its majority shareholder. With the Company’s less than satisfactory performance in 2004 and the current deterioration of its business, the level of this support has increased. It is essential that the Company be able to adjust its operations to reduce this dependence on ICC Industries Inc.

          The board of directors of PFI is considering all of the options available to enable the Company to successfully conduct its business in the current market environment.

          The Company’s subsidiary, Konsyl Pharmaceutical, Inc., continues to perform well, with the introduction of a new product, SennaPrompt™ (www.sennaprompt.com), during 2004. This is, however, a modest portion of the Company s overall business, and to date, has not had a material effect on the overall results, despite the Company’s efforts and long-term goal to develop this branded product.

          The Company reported in 2004 that it had received a warning letter from the FDA dated May 5, 2004. The FDA and the Company agreed upon the actions to be taken, which have been ongoing now for several months. On Monday, March 14, 2005, the FDA commenced a follow-up inspection of the plant.

          ICC Industries Inc. is the holder of approximately 74.5 million shares (about 87%) of the common stock of PFI. ICC is a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1950, ICC has expanded its line of business to include manufacturing and production facilities throughout the United States, Europe, Israel, Russia, China and Turkey. ICC had 2004 sales of approximately $1.5 billion.

          This press release may contain forward-looking information and should be read in conjunction with the Company’s annual report on Form 10-K and quarterly and periodic reports on Forms 10-Q and 8-K, as filed with the Securities and Exchange Commission.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ A. Ernest Toth, Jr. Name: A. Ernest Toth, Jr. Title: Vice President and Chief Financial Officer

Dated: March 18, 2005